Exhibit 99.1

Doral Financial Corporation Reports Financial Results for the

Quarter Ended September 30, 2011

Reports Net Loss of $30.2 million for the Quarter

Strengthens Asset Coverage Ratios with $41.7 million Provision and No Net Increase in Non

Performing Assets

Improves Net Interest Margin to 2.60%

Continues to Exceed Well Capitalized Benchmarks

SAN JUAN, Puerto Rico – November 9, 2011 – Doral Financial Corporation (NYSE:DRL) (“Doral”, “Doral Financial” or the “Company”), the holding company of Doral Bank and Doral Bank FSB, with operations in Puerto Rico and the U.S., reported net loss of $30.2 million for the quarter ended September 30, 2011, compared to a net income of $4.5 million for the quarter ended June 30, 2011. For the nine month period ended September 30, 2011, Doral reported a net loss of $22.4 million compared to a net loss of $255.8 million for the same period of 2010.

The company recorded pre-tax pre-provision income of $12.5 million led by improvements in net interest margin (up 24 bps to 2.60%) and an increase of $2.8 million in Net Interest Income. For the nine months period ended September 30, 2011, pre-tax pre-provision income was $45.6 million.

“This quarter we improved net interest margin, stabilized asset quality and further increased our credit provisions primarily related to legacy impaired loans, which resulted in a significant increase in our credit coverage ratios. Moving forward, we will continue to strengthen our mortgage and retail banking franchise in Puerto Rico, while diversifying our business by reducing our low margin, non-core securities and investing in high margin U.S. assets.” said Glen Wakeman, CEO and President of Doral Financial Corporation.

Third Quarter Highlights:

•	Increased net interest margin by 24 bps to 2.60%

•	Increased net interest income by $2.8 million to $48.2 million

•	Reduced retail deposit expense by 13 bps to 1.26%

•	Bolstered the allowance for loan and lease losses with a $41.7 million provision. The provision was primarily related to legacy impaired loans and significantly increased asset coverage ratios.

•	Maintained asset quality with non-performing assets flat versus prior quarter.

•	Reported capital levels well in excess of well capitalized standards with a leverage ratio of 8.98%

Conference Call

Doral will be hosting an earnings call for interested parties at 10:00 a.m. (E.T.) Thursday, November 10, 2011.

Call-in information is:

U.S. Participant Dial-In Number: (800) 288-8967

International Participant Dial-In Number: (612) 332-0228

Conference call replay information:

A telephone replay of the conference call will be available through December 10, 2011 at (800) 475-6701 or (320) 365-3844 for international callers. The replay access code is 224220.

FINANCIAL HIGHLIGHTS

•

Net loss for the quarter ended September 30, 2011 totaled $30.2 million, compared to a net income of $4.5 million for the second quarter of 2011 and a net loss of $19.0 million for the quarter ended September 30, 2010. Net loss for the nine month period ended September 30, 2011 totaled $22.4 million, compared to a net loss of $255.8 million for the same period in 2010.

•

The Company reported net loss attributable to common shareholders of $32.6 million and loss per common share of $0.26 for the third quarter of 2011 compared to net income attributable to common shareholders of $2.1 million and earnings per common share of $0.02 for the second quarter of 2011, and net loss attributable to common shareholders and loss per share of $21.4 million and $0.19, respectively, for the third quarter of 2010. The Company reported net loss attributable to common shareholders and loss per share of $29.6 million and $0.23, respectively, for the nine months ended September 30, 2011 compared to losses of $235.9 million and $2.92, respectively, for the same period in 2010.

•

Net interest income for the third quarter of 2011 was $48.2 million, an increase of $2.8 million compared to the second quarter of 2011, and an increase of $9.1 million when compared to the third quarter of 2010. Net interest margin increased 24 basis points to 2.60%, compared to 2.36% for the second quarter of 2011. The improvement in net interest income of $2.8 million was driven by a decrease in interest expense of $3.8 million, which was partially offset by a decrease in interest income of $1.0 million. The decrease in interest expense was mainly due to (i) a decrease of $3.4 million on interest expense on securities sold under agreements to repurchase as Doral renegotiated $1.1 billion in advances from FHLB and repurchase agreements in the first and second quarters of 2011, and retired $219.5 million of repurchase agreements upon the sale of $679.2 million of investment securities; and (ii) a decrease of $2.3 million in interest expense on deposits as the Company has decreased the volume of higher cost brokered certificates of deposits with lower cost brokered money market deposits and lower interest rates on its retail deposit product offerings. These decreases in interest expense were partially offset by an increase in interest expense on advances from FHLB of $2.0 million, which relates to the previously mentioned transactions made during the first and second quarters of 2011 which increased the amount of advances.

•

Provision for loan and lease losses for the third quarter of 2011 was $41.7 million, an increase of $28.4 million over the second quarter 2011 provision, and an increase of $22.4 million from the provision recorded in the third quarter of 2010. The $41.7 million provision for loan and lease losses in the third quarter of 2011 resulted from provisions to recognize increased delinquencies and loan portfolio growth of $4.0 million, updated valuations of existing impaired loans of $19.1 million, and $18.6 million due to cash flow forecasting revisions primarily related to impaired residential mortgage loans.

•

Third quarter 2011 non-interest income of $29.6 million reflects a decrease of $9.2 million and $12.1 million compared to non-interest income of $38.8 million for the second quarter of 2011 and $41.7 million for the third quarter of 2010, respectively. Non-interest income for the third quarter of 2011 included a gain on sale of investment securities of $8.9 million, compared to a $14.8 million gain for the second quarter 2011 and a $17.1 million gain for the third quarter of 2010. The third quarter of 2011 non-interest income also includes a $3.2 million OTTI loss related to certain Puerto Rico mortgage backed securities.

•

Third quarter 2011 non-interest expense of $64.0 million increased $0.4 million and decreased $12.7 million from non-interest expenses for the quarters ended June 30, 2011 and September 30, 2010, respectively. The expense increase in the third quarter of 2011 compared to the second quarter of 2011 was mainly driven by: (i) an increase of $2.0 million in professional services expense; and (ii) an increase of $1.6 million in foreclosure expenses and other credit related expenses. The increases were partially offset by a $4.1 million decrease in compensation and benefits expense resulting from the Company’s efforts to right size its work force.

•

Third quarter 2011 income tax expense of $2.3 million decreased $0.5 million and $1.6 million compared with income tax expense of $2.9 million and $3.9 million in the second quarter of 2011 and the third quarter of 2010, respectively. The decrease in tax expense during the third quarter of 2011 was due to decreased taxable income in a separately taxed subsidiary. Income tax expense reflected a decrease of $1.6 million compared to the third quarter of 2010 due to taxes recognized in 2010 related to U.S. source income, as well as the impact of tax rate change on the valuation allowance partially offset by realization of operational deferred tax assets.

•

Doral’s loan production for the third quarter 2011 was $445.6 million, a decrease of $19.1 million compared to $464.7 million for the second quarter of 2011, and an increase of $25.3 million from $420.3 million for the third quarter of 2010. The running quarter production resulted mainly from a decrease of $41.4 million in the commercial non-real estate loan production, a $15.3 million decrease in non-conforming mortgages, and a $13.4 million decrease in multifamily loans, partially offset by increases of $27.0 million in U.S. construction loans, $21.3 million in conforming mortgages, and $5.8 million in FHA/VA loans.

•

Doral reported total assets as of September 30, 2011 of $8.0 billion compared to $8.6 billion as of December 31, 2010. The decrease is mainly due to the sale of $1.6 billion of mortgage backed securities in 2011, which have been offset in part by purchases of approximately $801.0 million of securities and net growth in loans. These sales were conducted pursuant to the Company’s deleveraging of the balance sheet and the substitution of lower yielding securities with higher yielding loans.

•

Total deposits of $4.3 billion as of September 30, 2011, decreased $281.3 million, or 6.1%, from deposits of $4.6 billion as of December 31, 2010. The Company’s brokered deposits decreased $374.3 million (15.9%) while retail deposits increased $93.0 million.

•

Non-performing loans (“NPLs”), excluding FHA/VA loans guaranteed by the US government, as of September 30, 2011 were $570.2 million, an increase of $9.6 million and a decrease of $56.3 million from June 30, 2011 and December 31, 2010, respectively. The increase in NPLs during the third quarter of 2011 was due to increases in the residential mortgage loan portfolio, partially offset by decreases in the commercial loans portfolio.

•

Third quarter 2011 charge-offs totaled $17.7 million compared to the second quarter 2011 charge-offs of $40.4 million and third quarter 2010 charge-offs of $35.5 million. Doral’s charge-off policy is to reduce the reported balance of a collateral dependent loan (a loan is collateral dependent when the liquidation of collateral is considered the likely source of repayment of a delinquent loan) by a charge to the allowance for loan and lease losses for the portion of the difference considered uncollectible based upon either (i) a current market appraised value, or (ii) if a current appraisal is not available, an internally generated estimate of the fair value of the property collateralizing the loan.

•

The Company’s capital ratios continue to exceed the published well-capitalized standards established by the federal banking agencies with ratios of Tier 1 Leverage of 8.98%, Tier 1 Risk-based Capital of 12.47% and Total Risk-based Capital of 13.74%. The Leverage, Tier 1 and Total Risk-based Capital Ratios exceeded the well-capitalized standards by $317.4 million, $371.6 million and $214.4 million, respectively.

Selected Financial Data

	Quarters ended			Nine month periods ended
(In thousands, except for share data)	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Selected Income Statement Data:
Interest income	$90,109	$91,117	$98,883	$275,217	$309,188
Interest expense	41,862	45,662	59,712	138,345	186,191

Net interest income	48,247	45,455	39,171	136,872	122,997
Provision for loan and lease losses	41,698	13,323	19,335	57,612	77,873

Net interest income after provision for loan and lease losses	6,549	32,132	19,836	79,260	45,124
Non-interest income (loss)	29,627	38,797	41,710	97,049	(41,896)
Non-interest expenses	63,992	63,581	76,662	188,357	248,142

(Loss) income before income taxes	(27,816)	7,348	(15,116)	(12,048)	(244,914)
Income tax expense	2,339	2,871	3,896	10,307	10,912

Net (loss) income	$(30,155)	$4,477	$(19,012)	$(22,355)	$(255,826)

Net (loss) income attributable to common shareholders(1)	$(32,570)	$2,062	$(21,427)	$(29,600)	$(235,935)

Net (loss) income per common share(2)	$(0.26)	$0.02	$(0.19)	$(0.23)	$(2.92)

Accrued dividends, preferred stock	$2,415	$2,415	$2,415	$7,245	$6,694
Preferred stock exchange premium, net	$—	$—	$—	$—	$(26,585)
Book value per common share	$3.75	$4.02	$4.42	$3.75	$4.42
Preferred shares outstanding at end of period	5,811,391	5,811,391	5,811,391	5,811,391	5,811,391
Weighted average common shares outstanding	127,293,756	127,293,756	112,165,805	127,293,756	80,841,687
Common shares outstanding at end of period	127,293,756	127,293,756	127,293,756	127,293,756	127,293,756

Selected Balance Sheet Data at Period End:
Total investment securities(3)	$715,219	$716,040	$1,641,560	$715,219	$1,641,560
Total loans, net(4)	5,992,707	5,897,060	5,840,711	5,992,707	5,840,711
Allowance for loan and lease losses (“ALLL”)	118,079	93,472	119,263	118,079	119,263
Servicing assets, net	112,704	115,785	113,834	112,704	113,834
Total assets	8,014,458	8,015,696	9,072,925	8,014,458	9,027,925
Deposits	4,337,139	4,302,792	4,761,089	4,337,139	4,761,089
Total borrowings	2,585,792	2,590,202	3,126,109	2,585,792	3,126,109
Total liabilities	7,185,146	7,151,436	8,158,580	7,185,146	8,158,580
Preferred equity	352,082	352,082	352,082	352,082	352,082
Common equity	477,230	512,178	562,263	477,230	562,263
Total stockholders’ equity	829,312	864,260	914,345	829,312	914,345

Selected Average Balance Sheet Data for Period End:(5)
Total investment securities	$764,356	$1,258,527	$2,169,893	$1,200,750	$2,457,233
Total loans(4)	6,036,775	5,890,682	5,945,860	5,931,828	5,887,592
Total interest-earning assets	7,373,540	7,729,926	8,775,719	7,649,997	9,006,074
Total assets	8,084,749	8,381,285	9,512,082	8,330,633	9,708,855
Total deposits	4,066,315	4,449,327	4,853,278	4,445,000	4,717,386
Total borrowings	2,589,762	2,814,985	3,457,285	2,750,091	3,735,531
Total interest-bearing liabilities	6,656,077	6,997,000	8,055,761	6,921,252	8,209,502
Preferred equity	352,082	352,082	395,197	352,082	430,341
Common equity	512,223	518,602	544,933	512,870	494,449
Total stockholders’ equity	864,305	870,684	940,130	864,952	924,790

Operating Data:
Loan production	$445,568	$464,653	$420,284	$1,260,312	$1,089,509
Loan servicing portfolio(6)	7,951,738	8,045,830	8,233,291	7,951,738	8,233,291

Selected Financial Data

	Quarters ended			Nine month periods ended
(In thousands, except for share data)	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Selected Financial Ratios:
Performance:
Net interest margin	2.60%	2.36%	1.77%	2.39%	1.83%
Return on average assets	(1.48)%	0.21%	0.79%	(0.36)%	(3.52)%
Return on average common equity	(25.23)%	1.59%	(15.60)%	(7.72)%	(70.99)%
Efficiency ratio	95.46%	87.58%	113.94%	92.36%	124.34%
Capital:
Leverage ratio	8.98%	9.07%	8.31%	8.98%	8.31%
Tier 1 risk-based capital ratio	12.47%	13.41%	13.72%	12.47%	13.72%
Total risk-based capital ratio	13.74%	14.67%	14.98%	13.74%	14.98%
Asset quality:
Non-performing loans	$570,161	$560,548	$740,982	$570,161	$740,982
Non-performing assets	740,981	744,541	970,743	740,981	970,743
Total NPAs as a percentage of the net loan portfolio, (excluding GNMA defaulted loans) and OREO	12.48%	12.73%	16.75%	12.48%	16.75%
Total NPAs as a percentage of consolidated total assets	9.25%	9.29%	10.70%	9.25%	10.70%
Total NPLs (excluding FHA/VA guaranteed loans) to total loans (excluding GNMA defaulted loans and FHA/VA guaranteed loans)	9.80%	9.85%	13.31%	9.80%	13.31%
ALLL to period-end loans receivable (excluding FHA/VA guaranteed loans)	2.08%	1.68%	2.20%	2.08%	2.20%
ALLL plus partial charge-offs and discounts to loans receivable (excluding FHA/VA guaranteed loans and loans on savings deposits)	4.56%	3.88%	3.66%	4.56%	3.66%
Ratio of allowance for loan and lease losses to total NPLs, including FHA/VA (excluding loans held for sale) at end of period	20.79%	16.75%	16.18%	20.79%	16.18%
ALLL plus partial charge-offs and discounts to non-performing loans (excluding NPLs held for sale)	36.79%	31.80%	27.27%	36.79%	27.27%
ALLL to net charge-offs on an annualized basis	174.14%	58.18%	85.92%	116.38%	89.76%
Provision for loan and lease losses to net charge-offs	243.98%	33.26%	55.27%	91.18%	78.36%
Net charge-off’s to average loan receivable outstanding	0.28%	0.71%	0.62%	1.07%	1.79%
Recoveries to charge-offs	3.17%	0.95%	1.40%	2.08%	1.24%
Other ratios:
Average common equity to average assets	6.34%	6.19%	5.73%	6.16%	5.09%
Average total equity to average assets	10.69%	10.39%	9.88%	10.38%	9.52%
Tier 1 common equity to risk-weighted assets	6.34%	7.11%	7.51%	6.34%	7.51%

(1)	For the nine month period ended September 30, 2010, includes $26.6 million related to the net effect of the conversion of preferred stock during the period indicated.
(2)

For the quarters ended September 30, 2011, June 30, 2011 and September 30, 2010 and the nine month periods ended September 30, 2011 and 2010, net income (loss) per common share represents the basic and diluted income per common share.

(3)	Excludes the FHLB stock, at cost amounting to $74.4 million, $74.6 million and $83.6 million as of September 30, 2011, June 30, 2011 and September 30, 2010, respectively
(4)	Includes loans held for sale.
(5)	Average balances are computed on a daily basis.
(6)

Represents the total portfolio of loans serviced for third parties. Excludes $4.4 billion, $4.5 billion and $4.5 billion of mortgage loans owned by Doral Financial at September 30, 2011, June 30, 2011 and September 30, 2010, respectively.

THIRD QUARTER PERFORMANCE DISCUSSION

Income Statement

Net Interest Income

	Quarters ended			Nine Months Ended
(Dollars in thousands)	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Interest Income
Loans	$81,962	$79,238	$79,518	$241,265	$239,867
Mortgage-backed securities	5,247	9,221	16,266	25,524	58,055
Other	2,900	2,658	3,099	8,428	11,266

Total	90,109	91,117	98,883	275,217	309,188

Interest Expense
Deposits	20,235	22,543	28,920	69,677	83,207
Securities sold under agreements to repurchase	2,881	6,238	11,372	18,238	43,134
Advances from FHLB	10,847	8,822	10,961	26,277	37,855
Notes payable	6,476	6,561	6,695	19,690	16,891
Loans payable	1,423	1,498	1,764	4,463	5,104

Total	41,862	45,662	59,712	138,345	186,191

Net Interest Income	$48,247	$45,455	$39,171	$136,872	$122,997

Interest rate spread	2.35%	2.11%	1.53%	2.14%	1.56%
Interest rate margin	2.60%	2.36%	1.77%	2.39%	1.83%

Third quarter 2011 vs. Second quarter 2011 – Net interest margin was up 24 basis points to 2.60%, compared to 2.36% for the second quarter of 2011 due to an improvement in net interest income of $2.8 million driven by a decrease in interest expense of $3.8 million and partially offset by a decrease in interest income of $1.0 million. The decrease in interest expense was mainly due to (i) a decrease of $3.4 million on interest expense on securities sold under agreements to repurchase as Doral renegotiated $1.1 billion in FHLB advances and repurchase agreements in the first and second quarters of 2011, and retired $219.5 million of repurchase agreements upon the sale of $679.2 million of investment securities, and (ii) a decrease of $2.3 million in interest expense on deposits as Doral generally reduced interest rates for all deposit products and significant portions of maturing deposits rolled over at lower rates. These decreases in interest expense were partially offset by an increase on interest expense on advances from FHLB of $2.0 million, which relates to the previously mentioned transactions made during the first and second quarters of 2011 which increased the amount of advances.

The decrease in interest income resulted from a decrease in interest on mortgage backed securities of $4.0 million as Doral sold $679.2 million of securities during the second quarter of 2011. The impact of the sale of mortgage backed securities was partially offset by an increase in commercial and industrial loans in the U.S. of $155.9 million that had a positive impact on interest on loans, which increased by $2.7 million when compared to the second quarter of 2011.

Third quarter 2011 vs. Third quarter 2010 – Net interest margin increased 83 basis points to 2.60% for the third quarter of 2011 from 1.77% for the quarter ended September 30, 2010. An increase of $9.1 million in net interest income was due to a decrease in interest expense of $17.9 million partially offset by a decrease in interest income of $8.8 million. The decrease in interest expense is attributed to decreases of $8.5 million in interest expense on securities sold under agreements to repurchase and $8.7 million on deposits. The decrease in interest income was driven by a decrease in interest on mortgage backed securities of $11.0 million from the sale of securities, partially offset by an increase of $2.4 million in interest on loans related to the growth of the U.S. commercial loans portfolio.

Nine months Ended September 30, 2011 vs. Nine months Ended September 30, 2010 – Net interest margin increased 56 basis points to 2.39% for the nine month period ended September 30, 2011, compared to 1.83% for the same period in 2010. An increase of $13.9 million in net interest income was driven by a decrease in interest expense of $47.9 million and partially offset by a decrease in interest income of $34.0 million. The decrease in interest expense was mainly due to (i) a decrease in interest of securities sold under agreements to repurchase of $24.9 million due to the strategic restructuring of Doral’s FHLB borrowings during Q1 and Q2 2011 to increase term to maturity and reduce rates, (ii) a decrease of $13.5 million on interest on deposits as the brokered deposits portfolio continued to decrease in size and interest rate as well as a reduction in interest rates of other interest bearing deposits, and (iii) a decrease of $11.6 million on interest on advances from FHLB. These decreases were partially offset by an increase in notes payable of $2.8 million related to the $250.0 million debt issued under the CLO in July 2010. The decrease in interest income resulted mainly from a decrease in interest on mortgage backed securities of $32.5 million as Doral sold $679.2 million of securities during the second quarter of 2011.

Credit Quality and the Allowance for Loan and Lease Losses

Doral’s investment securities and loans receivable are subject to credit risk. As a result of its strategic deleveraging program, the Company’s investment portfolio has been reduced significantly in size. Currently, most of the securities in portfolio are agency backed mortgage related securities or interests in securitizations executed by Doral prior to 2006. Doral’s loan portfolio consists mostly of residential mortgage loans related to Puerto Rico real estate, commercial real estate, and construction and land, and US commercial loans and commercial real estate. The Company has, and continues to, offer different loss mitigation products and delivery channels to optimally manage potential losses that could arise from delinquent loans.

The following table summarizes the changes in the ALLL for the periods indicated:

	Quarters ended			Nine month periods ended
(In thousands)	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Balance at beginning of period	$93,472	$120,204	$134,913	$123,652	$140,774
Provision for loan and lease losses	41,698	13,323	19,335	57,612	77,873
Losses charged to the ALLL	(17,651)	(40,441)	(35,481)	(64,527)	(100,631)
Recoveries	560	386	496	1,342	1,247

Balance at end of period	$118,079	$93,472	$119,263	$118,079	$119,263

Recoveries to charge-offs	3.17%	0.95%	1.40%	2.08%	1.24%
Net charge-offs to average loans	0.28%	0.71%	0.62%	1.07%	1.79%
Provision to net charge-offs	243.98%	33.26%	55.27%	91.18%	78.36%

Historically, Doral reduced the reported balance of collateral dependent commercial, construction and land loans (a loan is collateral dependent when the loan collateral is considered the likely source of repayment of a delinquent loan) by recording a charge-off to the ALLL upon receipt of a current market appraised value. Beginning in the second quarter of 2011, Doral began charging off the portion of the difference between the loan balance before the charge-off and an internally generated estimate of fair value of the property collateralizing the loans considered uncollectible in the absence of a current market appraised value.

The following table summarizes key credit quality information for the periods indicated:

	ALLL plus partial charge-offs and discounts as a % of:
	Loans(1)(2)(5)			Non-performing Loans(1)(3)(4)
	September 30, 2011	June 30, 2011	December 31, 2010	September 30, 2011	June 30, 2011	December 31, 2010
Consumer:
Residential mortgage	2.98%	2.43%	3.51%	31.60%	27.04%	36.82%
Lease financing receivable	1.10%	12.09%	10.77%	66.35%	167.84%	124.85%
Other consumer	11.92%	11.91%	11.22%	928.70%	949.84%	1,338.54%

Total consumer	3.08%	2.55%	3.63%	33.05%	28.80%	38.55%
Commercial:
Commercial real estate	8.25%	5.91%	7.33%	28.99%	21.24%	24.15%
Commercial and industrial	1.86%	1.84%	2.79%	135.99%	124.17%	125.23%
Construction and land	17.40%	15.66%	12.79%	44.65%	41.79%	33.95%

Total commercial	6.94%	6.21%	7.21%	39.91%	34.25%	32.04%

Total	4.56%	3.88%	4.83%	36.79%	31.80%	34.99%

(1)	Loan receivable and NPL amounts are increased by the amount of partial charge-offs and discounts.
(2)

Reflects partial charge-offs and credit related discounts on loans of $35.0 million, $31.5 million, and $32.0 million in the residential mortgage, $40.2 million, $21.2 million and $21.2 million in commercial real estate; and $60.4 million, $59.2 million and $38.6 million in construction and land portfolios as of September 30, 2011, June 30, 2011 and December 31, 2010, respectively.

(3)

Reflects partial charge-offs and credit related discounts on loans of $31.9 million, $27.5 million and $28.7 million in the residential mortgage portfolio as of September 30, 2011, June 30, 2011 and December 31, 2010, respectively.

(4)	Excludes $2.2 million, $2.5 million, $2.7 million of non-performing loans classified as held for sale as of September 30, 2011, June 30, 2011 and December 31, 2010, respectively.
(5)

Excludes $113.9 million, $132.7 million and $187.5 million of FHA/VA guaranteed loans and $1.9 million, $2.2 million and $2.9 million of loans on saving deposits as of September 30, 2011, June 30, 2011 and December 31, 2010, respectively.

The loans receivable portfolio increased $108.0 million, or 1.9%, while NPLs increased $9.6 million, or 2.2% and the ALLL increased $24.6 million or 26.3% as of September 30, 2011 compared to June 30, 2011. Accordingly, the loans receivable and NPL coverage ratios (ALLL plus partial charge-offs and discounts as a percentage of loans receivable and NPLs, respectively) increased 86 basis points and increased 614 basis points, respectively over the same periods.

The positive variance reflected in the loans receivable portfolio was driven by an increase of $154.4 million in the commercial and industrial portfolio, primarily new lending originated by the Company’s U.S. lending unit, partially offset by a decrease of $43.2 million in consumer loans.

During the past several years, Doral has made significant strides in reducing its credit risk by discontinuing new construction lending in Puerto Rico in 2007, new commercial real estate and commercial and industrial lending in Puerto Rico in 2008, and significantly tightening its residential underwriting standards in 2009. As the vintages are now seasoned, the performing loans require less provision. In 2010, Doral sold $139.0 million in unpaid principal balance of construction loans, further reducing its credit exposure. As the Company is able to improve its asset quality, it reduces its costs to reserve, maintain and sell low quality assets.

Provision and Allowance for Loan and Lease Losses

The following tables summarize the effect of provisions and net charge-offs on the allowance for loan and lease losses by portfolio for the periods indicated:

	Quarters Ended
	September 30, 2011				June 30, 2011				September 30, 2010
(In thousands)	Beginning Balance	Provision (Recovery)	Net (Charge- offs)/ Recoveries	Ending Balance	Beginning Balance	Provision (Recovery)	Net Charge- offs	Ending Balance	Beginning Balance	Provision (Recovery)	Net Charge- offs	Ending Balance
Residential mortgage	$55,155	$22,369	$(6,560)	$70,964	$54,016	$5,410	$(4,271)	$55,155	$57,980	$3,923	$(4,396)	$57,507
Lease financing receivable	335	(310)	44	69	428	(148)	55	335	789	1,019	(764)	1,044
Other consumer	5,212	1,134	(1,566)	4,780	5,137	1,002	(927)	5,212	6,784	2,074	(2,442)	6,416
Commercial real estate	15,573	6,747	(3,572)	18,748	23,956	4,372	(12,755)	15,573	29,086	11,012	(16,406)	23,692
Commercial and industrial	6,046	2,059	(53)	8,052	6,025	409	(388)	6,046	4,825	1,976	(1,935)	4,866
Construction and land	11,151	9,699	(5,384)	15,466	30,642	2,278	(21,769)	11,151	35,449	(669)	(9,042)	25,738

Total	$93,472	$41,698	$(17,091)	$118,079	$120,204	$13,323	$(40,055)	$93,472	$134,913	$19,335	$(34,985)	$119,263

	Nine months Ended:
	September 30, 2011				September 30, 2010
(In thousands)	Beginning Balance	Provision (Recovery)	Net Charge- offs	Ending Balance	Beginning Balance	Provision (Recovery)	Net Charge- offs	Ending Balance
Residential mortgage	$56,487	$28,534	$(14,057)	$70,964	$51,814	$29,301	$(23,608)	$57,507
Lease financing receivable	518	(741)	292	69	1,383	828	(1,167)	1,044
Other consumer	5,756	2,912	(3,888)	4,780	6,955	5,542	(6,081)	6,416
Commercial real estate	29,712	5,363	(16,327)	18,748	21,883	18,851	(17,042)	23,692
Commercial and industrial	6,153	2,359	(460)	8,052	4,281	3,630	(3,045)	4,866
Construction and land	25,026	19,185	(28,745)	15,466	54,458	19,721	(48,441)	25,738

Total	$123,652	$57,612	$(63,185)	$118,079	$140,774	$77,873	$(99,384)	$119,263

The ALLL increased $24.6 million compared to June 30, 2011 mostly due to a $41.7 million provision, partially offset by net charge-offs of previously reserved loans of $17.1 million. Doral’s third quarter 2011 provision for loan and lease losses of $41.7 million increased $28.4 million from $13.3 million as of June 30, 2011, and increased $22.4 million from $19.3 million as of September 30, 2010. The $41.7 million provision for loan and lease losses in the third quarter of 2011 resulted from provisions to recognize increased delinquencies of $4.0 million, updated valuations of existing impaired loans of $19.1 million, and cash flow forecasting revisions primarily related to impaired residential mortgage loans of $18.6 million.

Regarding the $19.1 million provision for updated valuations, the industry has experienced significant delays in receipt of appraisals on residential, commercial, construction and land properties in Puerto Rico. As a result of these delays, in 2009 Doral developed a property index based on then existing appraisals to estimate the value of properties for which no current appraisal was available. This index is updated each quarter and newly received appraisals are added to index calculation. Throughout 2011, Doral made significant investments in the appraisal process, added resources and retained additional appraisal firms to improve the timeliness of appraisal receipt. During the third quarter a significant number of new valuations were received (representing 86% of stale appraisals) on the properties collateralizing impaired construction and commercial loans and on nearly 100% of residential mortgage loan properties reaching 180 days past due. These appraisals resulted in provisions of $14.8 million. In addition, we continue to utilize the property index to estimate valuations for impaired loans where appraisals have not yet been received; the use of the property index resulted in an additional provision of $4.3 million.

The $18.6 million provision reflects improvements in the estimates of future defaults and cash flow forecasts generally on troubled debt restructured loans. The company continually refines its methodology in an effort to improve the granularity of these estimates. During the third quarter of 2011 our methodology incorporated new statistics regarding borrower behavior at the time of payment reset for residential mortgage loans subject to troubled debt restructurings. While Doral began residential mortgage loan troubled debt restructurings in the fourth quarter of 2007, the Company first offered troubled debt restructurings with temporary payment reductions in the second quarter of 2010. The reduced payment period for the aforementioned restructured loans was generally twelve months. As a result, meaningful borrower performance statistics on the payment resets first became available in the third quarter of 2011. This data was incorporated into the forecast of future defaults and cash flows during the quarter and allowed Doral to develop an estimate of the likelihood that any restructured loan will re-default. This change in estimate resulted in a $13.6 million provision. Also, the Company incorporated certain troubled debt restructured loans into the cash flow forecast that had previously been included in the general reserve calculation and recognized revised cash flow forecasts on loans acquired at deep discount. These two changes resulted in an additional $5.0 million in provisions.

The provision for loan and lease losses for the third quarter of 2011, reflected an increase of $22.4 million compared to the third quarter of 2010 and was primarily all in the Puerto Rico loan portfolios.

Non-Performing Assets

The following table sets forth information with respect to Doral Financial’s non-accrual loans, OREO and other NPA’s as of the periods indicated:

(In thousands)	September 30, 2011	June 30, 2011	December 31, 2010
Non-performing consumer
Residential mortgage	$294,283	$280,349	$280,841
Other consumer	466	500	404

Total non-performing consumer, excluding FHA/VA	294,749	280,849	281,245
Lease financing receivables	104	199	415
Commercial real estate	163,007	167,643	193,556
Commercial and industrial	2,754	2,731	2,522
Construction and land	109,547	109,126	148,737

Total non-performing loans, excluding FHA/VA	570,161	560,548	626,475
OREO	103,123	101,610	100,348
Non-performing FHA/VA guaranteed residential	64,493	79,179	121,305
Other non-performing assets	3,204	3,204	3,692

Total non-performing assets	$740,981	$744,541	$851,820

Total NPAs as a percentage of the net loan portfolio, (excluding GNMA defaulted loans) and OREO	12.48%	12.73%	14.85%

Total NPAs as a percentage of consolidated total assets	9.25%	9.29%	9.85%

Total NPLs (excluding FHA/VA guaranteed loans) to total loans (excluding GNMA defaulted loans and FHA/VA guaranteed loans)	9.80%	9.85%	11.29%

Ratio of allowance for loan and lease losses plus partial charge-offs and discounts to total non-performing loans (excluding loans held for sale) at end of period	36.79%	31.80%	34.99%

Ratio of allowance for loan and lease losses to total NPLs, including FHA/VA guaranteed loans (excluding loans held for sale) at end of period	20.79%	16.75%	19.82%

Loans past due 90 days and still accruing
(In thousands)	September 30, 2011	June 30, 2011	December 31, 2010
Consumer loans	$1,612	$2,019	$1,995
Commercial and industrial	1,866	655	560
Government guaranteed residential mortgage loans	14,392	16,831	31,508

Total loans past due 90 days and still accruing	$17,870	$19,505	$34,063

Non-performing loans (excluding FHA/VA loans guaranteed by the US government) as of September 30, 2011 were $570.2 million, a decrease of $56.3 million from December 31, 2010. As of September 30, 2011, non-performing residential mortgage loans increased by $13.9 million compared to June 30, 2011 and increased $13.4 million compared to December 31, 2010. Non-performing commercial loans decreased $4.3 million and $69.8 million compared to June 30, 2011 and December 31, 2010, respectively.

Non-performing assets, including non-performing loans, decreased by $3.6 million or 4.8%, as of September 30, 2011 compared to June 30, 2011, and $110.8 million, or 13.0%, compared to December 31, 2010. The decrease in non-performing assets during the third quarter of 2011 compared to June 30, 2011 was affected by a decrease in non-performing FHA/VA guaranteed loans of $14.7 million and partially offset by increases in OREO of $1.5 million. Compared to December 31, 2010 the decrease in non-performing assets was affected by a decrease in non-performing FHA/VA guaranteed loans of $56.8 million.

The improvement in non-performing assets quarter over quarter is due to the previously mentioned charge-offs and the Company’s continued emphasis on collections and loss mitigation strategies in order to optimize performance of its loan portfolio.

Non-Interest Income

	Quarters ended			Nine month periods ended
	September 30,	June 30,	September 30,	September 30,
(In thousands)	2011	2011	2010	2011	2010
Net other-than-temporary impairment losses	$(3,161)	$(86)	$—	$(3,247)	$(13,259)
Net gain on loans securitized and sold and capitalization of mortgage servicing	11,200	9,026	4,281	25,768	11,237
Servicing income:
Servicing fees	6,757	6,817	6,780	20,592	21,405
Late charges	1,999	1,753	2,602	5,519	6,984
Prepayment penalties	19	147	132	810	127
Other servicing fees	269	298	225	725	697
Interest loss on serial notes and others	(2,414)	(1,413)	(278)	(4,375)	(5,884)
Amortization and market valuation of servicing asset	(5,768)	(3,059)	(1,051)	(8,967)	(9,529)

Total servicing income	862	4,543	8,410	14,304	13,800
Trading activities:
Gain on IO valuation	3,415	4,079	4,254	7,043	8,770
Gain on MSR economic hedge	1,174	581	1,391	1,233	7,875
Loss on hedging derivatives	(2,692)	(1,287)	(859)	(4,093)	(3,768)

Net gain on trading activities	1,897	3,373	4,786	4,183	12,877
Commissions, fees and other income:
Retail banking fees	6,571	7,067	6,940	20,644	21,282
Insurance agency commissions	2,504	2,439	2,969	7,165	7,747
Other income (loss)	809	695	(112)	4,693	3,795

Total commissions, fees and other income	9,884	10,201	9,797	32,502	32,824
Net loss on early repayment of debt	—	(3,068)	(2,641)	(3,068)	(5,662)
Net gain (loss) on sale of investment securities	8,945	14,808	17,077	26,607	(93,713)

Total non-interest income (loss)	$29,627	$38,797	$41,710	$97,049	$(41,896)

Third quarter 2011 vs. Second quarter 2011 – Non-interest income of $29.6 million for the third quarter of 2011, reflected a decrease of $9.2 million when compared to non-interest income of $38.8 million for the second quarter of 2011. The decrease in non-interest income when compared to June 30, 2011 was largely due to:

•

A lower gain on sale of investment securities of $8.9 million in the third quarter of 2011 related to the sale of $452.2 million of agency mortgage backed securities and CMOs, compared to a gain on sale of investment securities of $14.8 million in the second quarter of 2011 related to the sale of $679.2 million of mortgage backed securities.

•

Servicing income reflected a decrease of $3.7 million driven by a $2.7 million increase in amortization and a lower mark-to-market adjustment of the MSR. The lower MSR value was due to: (i) a reduction of $94.1 million in the loan servicing portfolio balance, (ii) an increase in the forecasted prepayment speeds, and (iii) a reduction in forecasted escrow earnings rate in the third quarter compared to the second quarter of 2011.

•	Gains from trading activities decreased $1.5 million driven by a $1.4 million increase in losses on the hedging derivatives.

•	There were no losses on early repayment of debt during the third quarter of 2011, resulting in a positive variance of $3.1 million.

Third quarter 2011 vs. Third quarter 2010 – The $12.1 million decrease in non-interest income in the third quarter of 2011 compared to the third quarter of 2010 was largely due to:

•

A decrease in gain on sale of investment securities of $8.1 million. During the third quarter of 2010 the Company recognized a gain on sale of securities of $17.1 million driven by the sale of $660.0 million of mortgage backed securities. During the third quarter of 2011 the Company had a gain on sale of investment securities of $9.0 million as a result of the sale of $452.2 in agency mortgage backed securities and CMOs. No early repayment fees were paid during the third quarter of 2011 compared to $2.6 million paid during the third quarter of 2010.

•	Servicing income decreased $7.6 million related to amortization and market valuation decrease of $4.7 million and an increase on interest losses on serial notes of $2.1 million.

•	OTTI losses increased by $3.2 million during the third quarter of 2011 due to the impairment of Doral’s residual interest retained in a residential mortgage loan securitization completed in 2006.

•	Net gains on trading assets and derivatives decreased $2.9 million due mainly to a $1.8 million loss on hedging derivatives.

•

Net gains on loans securitized and sold and capitalization of mortgage servicing increased $6.9 million related to a $5.5 million increase in net gains from securities held for trading and a $0.8 million increase in the capitalization of mortgage servicing rights.

Nine months ended September 30, 2011 vs. Nine months ended September 30, 2010 – Non-interest income of $97.1 million for the nine month period ended September 30, 2011 was up $139.0 million when compared to the same period in 2010. The increase in non-interest income was mainly due to:

•

An improvement in gain on sale of investment securities of $120.3 million. During the second quarter of 2010 the Company recognized a loss on sale of securities of $137.2 million driven by a loss of $136.7 million on the sale of $378.0 million of certain non-agency CMOs. During the first nine months of 2011 the Company had a gain on sale of investment securities of $26.6 million as a result of its deleveraging of the balance sheet.

•

An improvement in OTTI of $10.0 million. During 2010, there was a deterioration in estimated future cash flows of non-agency CMOs resulting in an OTTI of $13.3 million. These securities were sold during the second quarter of 2010 and the unrealized loss in OCI was realized.

•

An increase of $14.5 million on net gains on loans securitized and sold and capitalization of mortgage servicing, which was driven by an increase of $13.0 million in net gains from securities held for trading and a $2.2 million increase in the capitalization of mortgage servicing rights.

•	Net gains on trading assets and derivatives decreased $8.7 million due mainly to a $6.6 million increase in losses on the MSR economic hedge.

•	A $2.6 million decrease in net losses on early repayment of debt.

Non-Interest Expense

	Quarters ended			Nine month periods ended
(In thousands)	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Compensation and benefits	$16,992	$21,081	$17,728	$56,367	$54,478
Professional services	11,355	9,339	14,010	29,331	43,222
FDIC insurance expense	3,296	3,797	4,895	11,449	15,660
Communication expenses	3,824	3,636	4,446	11,463	12,446
Occupancy expenses	4,958	4,786	4,259	14,084	12,562
EDP expenses	2,972	3,024	3,697	9,271	10,354
Depreciation and amortization	3,293	3,463	3,178	9,959	9,435
Taxes, other than payroll and income taxes	3,168	2,923	2,820	8,967	7,975
Advertising	1,097	1,748	1,978	3,843	7,549
Office expenses	1,075	1,042	1,595	3,107	3,992
Corporate insurance	1,235	1,490	1,490	4,295	4,016
Other	4,086	2,995	4,791	10,996	13,125

	57,351	59,324	64,887	173,132	194,814
OREO expenses and other reserves:
Other real estate owned expense	2,888	2,061	6,959	6,911	34,970
Foreclosure expenses	2,318	864	1,530	4,826	2,152
Reserve on claim receivable from LBI	—	—	—	—	10,819
Provisions for other credit related expenses	1,435	1,332	3,286	3,488	5,387

	6,641	4,257	11,775	15,225	53,328

Total non-interest expense	$63,992	$63,581	$76,662	$188,357	$248,142

Third quarter 2011 vs. Second quarter 2011 – third quarter 2011 non-interest expense of $64.0 million was up $0.4 million compared to the second quarter of 2011. The slight increase was mainly driven by the following:

•

An increase of $2.0 million in professional services expense. The increase in professional services was mainly driven by an increase in corporate legal expenses of $0.5 million, an increase in recruitment agency expenses of $0.4 million, an increase in security services of $0.4 million, and an increase in commercial portfolio advisory services of $0.5 million.

•	An increase of $1.5 million in foreclosure expenses.

•

A decrease of $4.1 million in compensation and benefits expense. The decrease in compensation expense is due to a $2.3 million severance expense incurred during the second quarter of 2011, and a decrease of $2.0 million in stock based compensation due to the vesting of the stock awards for executive officers during the second quarter of 2011.

Third quarter 2011 vs. Third quarter 2010

The $12.7 million decrease in non-interest expense in the third quarter of 2011 compared to the same period in 2010 resulted from the following:

•

A decrease of $4.1 million in OREO expenses due to a reduction in losses on sales of OREOs of $3.0 million, a reduction in appraisal expenses of $0.6 million, and a reduction in LOCOM adjustments of $0.8 million.

•

A decrease of $2.7 million in professional services driven by a decrease of $1.6 million in corporate and collection legal expenses, a decrease of $0.9 million due to lower defense litigation costs, and a decrease of $1.0 million in professional services to support business activities.

•	Lower FDIC insurance expense of $1.6 million related to a lower deposit base and a change in the method of computing the assessment.

•	A decrease of $0.9 million in advertising expense related to institutional, retail deposit and mortgage campaigns.

•	An increase of $0.8 million in foreclosure expenses.

Nine months ended September 30, 2011 vs. Nine months ended September 30, 2010 – Non-interest expense of $188.4 million for the nine month period ended September 30, 2011 was down $59.8 million or 24.1% when compared to the same period of 2010. The decrease in non-interest expense was mainly due to:

•

OREO expenses were $6.9 million in 2011 compared to $35.0 million for the same period in 2010, a decrease of $28.1 million. Higher OREO expenses in 2010 were mainly related to an additional provision for OREO losses of $17.0 million established during the second quarter of 2010 to recognize the effect of management’s strategic decision to reduce pricing to stimulate property sales, market value adjustments driven by lower values of certain OREO properties, and higher maintenance costs to maintain the properties in saleable condition.

•

A decrease of $13.9 million in professional services was driven by lower defense litigation costs of $8.1 million, lower advisory services of $0.5 million related to the dissolution of Doral Holdings and Doral Holdings L.P., and lower advisory services of $2.7 million in 2011 compared to 2010 which were incurred in relation to the sale of certain construction loans as well as expenses incurred for the Company’s participation in bidding for FDIC assisted transactions in 2010.

•	A decrease of $10.8 million in the reserve for the Company’s claim on Lehman Brothers Inc. that was established in the second quarter of 2010. The claim was subsequently sold to a third party.

•

There was a higher advertising expense in 2010 of $3.7 million compared to 2011, related to campaigns conducted to gain market share in deposits and mortgage originations subsequent to the local market bank failures and asset acquisition in April 2010.

•	Lower FDIC insurance expense of $4.2 million related to a lower deposit base and a change in the method of computing the assessment.

•	An increase of $2.1 million in stock based compensation was related to certain stock incentive bonuses and tax benefits thereon.

Income Tax Expense

The Puerto Rico income tax law does not provide for the filing of a consolidated tax return; therefore, income tax expense on the Company’s consolidated statement of income is the aggregate income tax expense of Doral’s individual subsidiaries. Doral Bank FSB and Doral Money, Inc. are U.S. corporations and are subject to U.S. income tax on their income derived from all sources. Except for Doral Bank FSB and Doral Money, Inc. substantially all of the Company’s operations are conducted through subsidiaries in Puerto Rico.

Third quarter 2011 reflected an income tax expense of $2.3 million compared with a $2.9 million and $3.9 million income tax expense for the second quarter of 2011 and third quarter of 2010, respectively. The decrease in tax expense was due to decreased taxable income in a separately taxed subsidiary.

Income tax expense reflected a decrease of $1.6 million compared to third quarter of 2010 due to taxes recognized in 2010 related to U.S. source income, as well as the impact of the tax rate change on the valuation allowance partially offset by realization of operational deferred tax assets.

Balance Sheet

Doral’s assets totaled $8.0 billion at September 30, 2011, compared to $8.0 billion at June 30, 2011 and $8.6 billion at December 31, 2010. Total assets at September 30, 2011, when compared to June 30, 2011 were affected by an increase of $95.6 million in loans net of allowance for loan and lease losses, offset by a $99.4 million reduction in cash and due from banks and other interest earning assets (including restricted). The increase in loans is due to the continued growth of the U.S. commercial loans portfolio offset in part by a decrease in the Puerto Rico net loans outstanding.

Total liabilities were $7.2 billion at September 30, 2011, compared to $7.2 billion at June 30, 2011 and $7.8 billion at December 31, 2010. The $33.7 million increase in total liabilities as of September 30, 2011, when compared to June 30, 2011, was due to increases in brokered money market deposits of $75.1 million and other interest-bearing deposits of $13.5 million, partially offset by decreases in brokered certificates of deposit of $46.2 million, non-interest bearing deposits of $8.1 million, and in loans and notes payable of $5.3 million.

Loan Portfolio

(In thousands)	September 30, 2011	June 30, 2011	December 31, 2010
Loans held for sale
Conventional single-family residential	$114,190	$110,524	$119,290
FHA/VA guaranteed residential	174,700	165,176	172,216
Commercial real estate	25,264	26,234	27,763

Total loans held for sale	314,154	301,934	319,269

Loans receivable
Consumer
Residential mortgage	3,517,388	3,537,904	3,560,536
FHA/VA guaranteed residential mortgage	113,884	132,657	187,473
Consumer loans	42,401	46,355	54,380

Total consumer	3,673,673	3,716,916	3,802,389
Lease financing receivables	6,297	2,762	4,807
Commercial real estate	674,054	666,580	688,946
Commercial and industrial	1,066,853	912,420	633,695
Construction and land	375,755	389,920	458,734

Loans receivable, gross	5,796,632	5,688,598	5,588,571

Less:
Allowance for loan and lease losses	(118,079)	(93,472)	(123,652)

Loans receivable, net	5,678,553	5,595,126	5,464,919

Total loan portfolio, net	$5,992,707	$5,897,060	$5,784,188

Doral’s loans held for investment, net portfolio consists primarily of residential mortgage loans (September 30, 2011 – 62.6%, June 30, 2011 – 65.6%, December 31, 2010 – 68.6%). Approximately 82.2%, 85.3% and 89.6% of the total net loan portfolio is secured by real estate as of September 30, 2011, June 30, 2011 and December 31, 2010, respectively. The decrease in the percent of the portfolio collateralized by real estate is due to the increasing size of the syndicated loan portfolio (consisting of assigned interests in syndicated loans). The syndicated loan portfolio is generally secured by the general pledge of assets by the borrower. The total net loan portfolio increased $95.6 million compared to June 30, 2011 and increased $213.6 million compared to December 31, 2010. The increase when compared to June 30, 2011 was mainly due to an increase of approximately $154.4 million in commercial and industrial loans, generally related to the purchase of assignments in the syndicated loans market in the U.S. operations, and an increase of $7.5 million in commercial real estate. This was partially offset by decreases in construction and land of $14.2 million, FHA/VA guaranteed residential loans of approximately $9.3 million, and residential mortgages of $11.0. The increase when compared to December 31, 2010 is mostly related to the purchase of assigned interests in syndicated commercial loans in the U.S. mainland.

Capital

Doral Financial’s stockholders’ equity totaled $829.3 million at September 30, 2011, compared to $864.3 million and $862.2 million at June 30, 2011 and December 31, 2010, respectively. The Company reported accumulated other comprehensive loss (net of tax) of $1.8 million, accumulated other comprehensive income of $1.6 million and accumulated other comprehensive income of $4.2 million as of September 30, 2011, June 30, 2011 and December 31, 2010, respectively.

The Company’s regulatory prescribed capital ratios exceed the published well capitalized standards established in applicable banking regulations. As of September 30, 2011 the Tier 1 Leverage, Tier 1 Risk-based Capital and Total

Risk-based Capital ratios were 8.98%, 12.47% and 13.74%, respectively which represents approximately $317.4 million, $371.6 million and $214.4 million of Tier 1 Leverage, Tier 1 Risk-based Capital and Total Risk-based Capital in excess of the published well-capitalized standards of 5%, 6% and 10%, respectively.

The following table provides the regulatory capital ratios for Doral Financial:

	September 30, 2011	June 30, 2011	December 31, 2010
Total Capital Ratio (Total capital to risk-weighted assets)	13.74%	14.67%	14.51%
Tier 1 Capital Ratio (Tier 1 capital to risk-weighted assets)	12.47%	13.41%	13.25%
Tier 1 Leverage Ratio	8.98%	9.07%	8.56%
Tier 1 common equity	6.34%	7.11%	6.95%

Refer to Non-Generally Accepted Accounting Principles in United States (“GAAP”) section for a reconciliation of stockholders’ equity (GAAP) to Tier 1 common equity (non-GAAP).

Non-GAAP Financial Measures

This earnings press release contains GAAP financial measures and non-GAAP financial measures. Non-GAAP financial measures are set forth when management believes they will be helpful to an understanding of the Company’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in the text or in the attached tables of this earnings release.

Tier 1 common equity to risk-weighted assets ratio

The Federal Reserve began supplementing its assessment of the capital adequacy of bank holding companies based on a variation of Tier 1 capital known as Tier 1 common equity in connection with the Supervisory Capital Assessment Program. Tier 1 common equity is considered to be a non-GAAP financial measure since it is not formally defined by GAAP and, unlike Tier 1 capital, is not a federal banking regulatory requirement.

Ratios calculated based upon Tier 1 common equity have become a focus of regulators and investors, and management believes ratios based on Tier 1 common equity assist investors in analyzing Doral’s capital position. This ratio is calculated by dividing Tier 1 capital less non-common equity items by risk weighted assets, which assets are calculated in accordance with applicable bank regulatory requirements.

Tier 1 Common Equity Reconciliation
	September 30, 2011	June 30, 2011	December 31, 2010
Stockholders’ equity	$829,312	$864,260	$862,195
Plus (less): net unrealized losses (gains) on available for sale securities, net of tax	1,786	(1,555)	(4,163)
Less: preferred stock	(352,082)	(352,082)	(352,082)
Less: disallowed intangible assets	(16,051)	(16,434)	(16,440)
Less: disallowed deferred tax assets	(99,117)	(97,514)	(101,205)

Total tier 1 common equity	$363,848	$396,675	$388,305

FORWARD-LOOKING STATEMENTS

This earnings release contains forward-looking statements within the meaning of, and subject to the protection of, the Private Securities Litigation Reform Act of 1995. In addition, Doral Financial Corporation may make forward-looking statements in its other press releases, filings with the Securities and Exchange Commission (“SEC”) or in other public or shareholder communications and its senior management may make forward-looking statements orally to analysts, investors, the media and others.

These forward-looking statements may relate to the Company’s financial condition, results of operations, plans, objectives, future performance and business, including, but not limited to, statements with respect to the adequacy of the allowance for loan and lease losses, market risk and the impact of interest rate changes, capital markets conditions, capital adequacy and liquidity, and the effect of legal proceedings, regulatory matters and new accounting standards and guidance on the Company’s financial condition and results of operations. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, but instead represent Doral Financial’s current expectations regarding future events. Such forward-looking statements may be generally identified by the use of words or phrases such as “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “believe,” “expect,” “predict,” “forecast,” “anticipate,” “target,” “goal,” and similar expressions and future or conditional verbs such as “would,” “should,” “could,” “might,” “can,” or “may” or similar expressions.

Doral Financial cautions readers not to place undue reliance on any of these forward-looking statements since they speak only as of the date made and represent Doral Financial’s expectations of future conditions or results and are not guarantees of future performance. The Company does not undertake and specifically disclaims any obligations to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of those statements.

Forward-looking statements are, by their nature, subject to risks and uncertainties and changes in circumstances, many of which are beyond Doral Financial’s control. Risk factors and uncertainties that could cause the Company’s actual results to differ materially from those described in forward-looking statements can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 which is available in the Company’s website at www.doralfinancial.com, as updated from time to time in the Company’s periodic and other reports filed with the SEC.

Institutional Background

Doral Financial Corporation is a bank holding company engaged in banking (including thrift operations), mortgage banking and insurance agency activities through its wholly-owned subsidiaries Doral Bank (“Doral Bank PR”), Doral Bank, FSB (“Doral Bank US”) with operations in the New York metropolitan area and since September 2010 in the northwest region of Florida, Doral Insurance Agency, Inc. (“Doral Insurance Agency”), and Doral Properties, Inc. (“Doral Properties”). Doral Bank PR in turn operates three wholly-owned subsidiaries Doral Mortgage LLC (“Doral Mortgage”), Doral Money, Inc. (“Doral Money”), engaged in commercial and middle market lending primarily in the New York metropolitan area, and CB, LLC, an entity formed to dispose of a real estate project of which Doral Bank PR took possession during 2005. Doral Money consolidates two variable interest entities created for the purpose of entering into a collateralized loan arrangement with a third party. Effective on October 1, 2011, Doral Bank US was merged with and into Doral Bank PR.

Doral Financial Corporation’s common shares trade on the New York Stock Exchange under the symbol DRL. Additional information about Doral Financial Corporation may be found on the Company’s website at www.doralfinancial.com.

For more information contact:

Investor Relations:

Christopher Poulton, EVP

christopher.poulton@doralfinancial.com

212-329-3794

Media:

Lucienne Gigante

SVP Public Relations & Marketing

Lucienne.Gigante@doralbank.com

787-474-6298

DORAL FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except for share data)	Unaudited September 30, 2011	Unaudited June 30, 2011	Audited December 31, 2010
Assets
Cash and due from banks	$439,170	$561,508	$353,177
Other interest-earning assets	27,580	25,000	30,034
Restricted cash and other interest-earning assets	40,248	19,858	129,215

Securities held for trading, at fair value	46,087	44,589	45,029
Securities available for sale, at fair value	669,132	671,451	1,505,065
Federal Home Loan Bank of NY stock, at cost	74,430	74,565	78,087

Total investment securities	789,649	790,605	1,628,181
Loans:
Loans held for sale, at lower of cost or market	314,154	301,934	319,269
Loans receivable	5,796,632	5,688,598	5,588,571
Less: Allowance for loan and lease losses	(118,079)	(93,472)	(123,652)

Total net loans receivable	5,678,553	5,595,126	5,464,919

Total loans, net	5,992,707	5,897,060	5,784,188

Accounts receivable	32,814	41,592	28,704
Mortgage-servicing advances	57,190	54,011	51,462
Accrued interest receivable	35,810	37,244	38,774
Servicing assets, net	112,704	115,785	114,342
Premises and equipment, net	101,886	103,386	104,053
Real estate held for sale, net	103,043	101,499	100,273
Deferred tax asset	104,889	103,958	105,712
Other assets	176,768	164,192	178,239

Total assets	$8,014,458	$8,015,696	$8,646,354

Liabilities
Deposits:
Non-interest-bearing deposits	$277,491	$285,582	$258,230
Other interest-bearing deposits	1,893,149	1,879,658	1,983,092
Brokered certificates of deposit	1,984,919	2,031,108	2,359,254
Brokered money market deposits	181,580	106,444	17,899

Total deposits	4,337,139	4,302,792	4,618,475
Securities sold under agreements to repurchase	442,300	442,300	1,176,800
Advances from FHLB	1,343,698	1,342,849	901,420
Loans payable	290,866	294,623	304,035
Notes payable	508,928	510,430	513,958
Accrued expenses and other liabilities	262,215	258,442	269,471

Total liabilities	7,185,146	7,151,436	7,784,159
Commitments and contingencies

Stockholders’ Equity
Preferred stock	352,082	352,082	352,082
Common stock	1,273	1,273	1,273
Additional paid-in capital	1,221,946	1,220,983	1,219,280
Legal surplus	23,596	23,596	23,596
Accumulated deficit	(767,799)	(735,229)	(738,199)
Accumulated other comprehensive (loss) income, net	(1,786)	1,555	4,163

Total stockholders’ equity	829,312	864,260	862,195

Total liabilities and stockholders’ equity	$8,014,458	$8,015,696	$8,646,354

DORAL FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Quarters ended			Nine month periods ended
	September 30,	June 30,	September 30,	September 30,
(In thousands, except for per share data)	2011	2011	2010	2011	2010
Interest income:
Loans	$81,962	$79,238	$79,518	$241,265	$239,867
Mortgage-backed securities	5,247	9,221	16,266	25,524	58,055
Interest-only strips	1,533	1,508	1,580	4,512	4,614
Investment securities	210	130	74	439	1,522
Other interest-earning assets	1,157	1,020	1,445	3,477	5,130

Total interest income	90,109	91,117	98,883	275,217	309,188
Interest expense:
Deposits	20,235	22,543	28,920	69,677	83,207
Securities sold under agreements to repurchase	2,881	6,238	11,372	18,238	43,134
Advances from FHLB	10,847	8,822	10,961	26,277	37,855
Notes payable	6,476	6,561	6,695	19,690	16,891
Loans payable	1,423	1,498	1,764	4,463	5,104

Total interest expense	41,862	45,662	59,712	138,345	186,191

Net interest income	48,247	45,455	39,171	136,872	122,997
Provision for loan and lease losses	41,698	13,323	19,335	57,612	77,873

Net interest income after provision for loan and lease losses	6,549	32,132	19,836	79,260	45,124
Non-interest income:
Net credit related other than temporary impairment losses	(3,161)	(86)	—	(3,247)	(13,259)
Net gain (loss) on sale of investment securities available for sale	8,945	14,808	17,077	26,607	(93,713)
Net loss on early repayment of debt	—	(3,068)	(2,641)	(3,068)	(5,662)
Net gain on loans securitized and sold and capitalization of mortgage servicing	11,200	9,026	4,281	25,768	11,237
Retail banking fees	6,571	7,067	6,940	20,644	21,282
Servicing income (net of mark-to-market adjustments)	862	4,543	8,410	14,304	13,800
Net gain on trading assets and derivatives	1,897	3,373	4,786	4,183	12,877
Insurance agency commissions	2,504	2,439	2,969	7,165	7,747
Other income (loss)	809	695	(112)	4,693	3,795

Total non-interest income	29,627	38,797	41,710	97,049	(41,896)
Non-interest expenses:
Compensation and benefits	16,992	21,081	17,728	56,367	54,478
Professional services	11,355	9,339	14,010	29,331	43,222
Occupancy expenses	4,958	4,786	4,259	14,084	12,562
FDIC insurance expense	3,296	3,797	4,895	11,449	15,660
Communication expenses	3,824	3,636	4,446	11,463	12,446
Depreciation and amortization	3,293	3,463	3,178	9,959	9,435
EDP expenses	2,972	3,024	3,697	9,271	10,354
Taxes, other than payroll and income taxes	3,168	2,923	2,820	8,967	7,975
Corporate Insurance	1,235	1,490	1,490	4,295	4,016
Other	6,258	5,785	8,364	17,946	24,666

	57,351	59,324	64,887	173,132	194,814
Other provisions and other real estate owned expenses:
Foreclosure and other credit related expenses	3,753	2,196	4,816	8,314	7,539
Other real estate owned expenses	2,888	2,061	6,959	6,911	34,970

Provision for Lehman Brothers, Inc. claim receivable	—	—	—	—	10,819

	6,641	4,257	11,775	15,225	53,328

Total non-interest expenses	63,992	63,581	76,662	188,357	248,142

(Loss) income before income taxes	(27,816)	7,348	(15,116)	(12,048)	(244,914)
Income tax expense	2,339	2,871	3,896	10,307	10,912

Net (loss) income	$(30,155)	$4,477	$(19,012)	$(22,355)	$(255,826)

Net income (loss) attributable to common shareholders	$(32,570)	$2,062	$(21,427)	$(29,600)	$(235,935)

Net income per common share	$(0.26)	$0.02	$(0.19)	$(0.23)	$(2.92)